DATED: March 31, 2004                                                Exhibit 2.1
---------------------                                                -----------





                            FANTASTIC FIESTA LIMITED

                                       and

                                KONG LUNG CHEUNG

                                       and

                         RENREN ASSET MANAGEMENT LIMITED

                                       and

                          POWERPOINT MANAGEMENT LIMITED

                                       and

                        ELEPHANT TALK COMMUNICATIONS INC

                      ------------------------------------

                           SALE AND PURCHASE AGREEMENT
                            relating to issued shares
                                in the capital of

                          NEW TIMES NAVIGATION LIMITED

                      -------------------------------------























                                     2.1-1

                                    I N D E X
                                    ---------

  Clause                                                              Page
  ------                                                              ----
    1                  Interpretation                                   4
    2                  Sale and Purchase                                5
    3                  Purchase Price                                   5
    4                  Completion                                       5
    5                  Vendors' Warranties                              6
    6                  Due Diligence Review                             6
    7                  Further Assurance                                7
    8                  Assignment                                       7
    9                  Entire Agreement                                 7
    10                 Amendment                                        7
    11                 Partial Invalidity                               7
    12                 No Waiver                                        7
    13                 Stamp Duty                                       8
    14                 Costs and Expenses                               8
    15                 Communications                                   8
    16                 Governing Law and Jurisdiction                   8
                       Signatures                                       9



































                                     2.1-2

THIS AGREEMENT is made on March 31, 2004

BETWEEN

1. FANTASTIC FIESTA LIMITED, a company incorporated in British Virgin Islands and having its registered office situate at Beaufort House, P.O. Box 438, Road Town, Tortola, British Virgin Islands;

2. KONG LUNG CHEUNG, holder of identity card number K386486(3) and having its correspondence office situate at 26th floor, Wyndham Place, 40-44 Wyndham Street, Central, Hong Kong;

3. RENREN ASSET MANAGEMENT LIMITED, a company incorporated in British Virgin Islands and having its registered office situate at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands.

4. POWERPOINT MANAGEMENT LIMITED, a company incorporated in British Virgin Islands and having its correspondence office situate at Room A, 8th floor, Kiu Fu Commercial Building, 300 Lockhart Road, Wanchai, Hong Kong.

5. FANTASTIC FIESTA LIMITED, KONG LUNG CHEUNG RENREN ASSET MANAGEMENT LIMITED AND POWERPOINT MANAGEMENT LIMITED (collectively referred as the "Vendors")

AND

6. ELEPHANT TALK COMMUNICATIONS INC, a company incorporated and registered in United States of America and having its business office at 8th floor, 145-149 Yeung Uk Road, Tsuen Wan, New Territories, Hong Kong (the "Purchaser").

WHEREAS

(A) NEW TIMES NAVIGATION LIMITED, a company incorporated in Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the "Company").

(B) The Company is an International Business Company incorporated and registered in the Marshall Islands and having an authorized share capital of US$500.00 divided into 500 shares of US$1.00 par value each, of which 500 shares have been issued and fully paid or credited as fully paid up.

(C) Fantastic Fiesta Limited, Kong Lung Cheung, Powerpoint Management Limited and Renren Asset Management Limited are the shareholders of the Company respectively and they are prepared to sell 30% of their shares of the Company (Details of the share sales is per Schedule A).

(D) The Company is currently engaged in developing broadband television business in Hong Kong.

(E) Kong Lung Cheung is the sole director of the Company and the registered and beneficial owner of 5% of the issued share capital of the Company.

(F) The Vendors has agreed to sell and the Purchaser has agreed to purchase the Shares subject to and upon the terms and conditions hereinafter appearing.



                                     2.1-3

NOW IT IS AGREED as follows:

1.  Interpretation
    --------------
1.1 In this Agreement, including the Recitals, the following expressions shall have the following meanings except where the context otherwise requires :

      "Agreement"  means  this  Agreement  as the same may from  time to time be
       ---------
      amended, modified or varied in accordance with Clause 10 and includes any document which amends, waives, is supplemental to, novates or is entered into, made or given pursuant to or in accordance with any of the terms hereof;

      "Company" means New Times Navigation  Limited,  an International  Business
       -------
      Company incorporated and registered in the Marshall Islands having its registered office at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960;

      "Completion" means completion of this Agreement in accordance with the provisions of Clause 4 and, where applicable, the date of such completion;

      "Hong Kong" means Hong Kong Special  Administrative Region of the People's
       ---------
      Republic of China;

      "Shares"  means 150  shares of  US$1.00  par value in the  capital  of the
       ------
      Company.

      "US$" means the lawful currency for the time being of The United States of
       ---
      America.

1.2 In this Agreement unless the context otherwise requires :

      (a) references to Clause(s), Recital(s), Schedule(s) and Exhibit(s) are references to clause(s) and recital(s) of and schedule(s) and exhibit(s) to this Agreement;

      (b) the words "herein", "hereof", "hereunder" and words of similar import shall be construed as references to this Agreement as a whole and not to the particular provision in which the relevant reference appears;

      (c) references to (or to any specific provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as amended, modified or supplemented from time to time;

      (d) references to "party" and "parties" shall be construed as references to a party or the parties to this Agreement;





                                     2.1-4

      (e) words herein importing the singular shall include the plural and vice versa and words importing any gender shall include all genders and words importing person shall include any individual, company, corporation, firm, partnership, joint venture, association or trust (in each case, whether or not having a separate legal personality).

1.3 References in this Agreement to any Ordinance, enactment, rule, law, directive or regulation include such Ordinance, enactment, rule, law, directive or regulation as modified, consolidated, extended or re-enacted and include subsidiary legislation made thereunder.

1.4 In this Agreement clause headings and the index are inserted for reference only and shall not affect construction or interpretation of this Agreement.


2.  Sale and Purchase
    -----------------
      The Vendors shall sell, and the Purchaser shall purchase, the Shares free from all charges, liens, encumbrances, equities or other adverse claims or interest and with all rights now and hereafter attaching thereto including the right to all dividends paid declared or made in respect thereof upon completion.


3.  Purchase Price
    --------------
      The consideration for the sale of Shares shall be US$6,150,000.00 payable by the Purchaser to the Vendors on Completion in the following manner:

3.1 a sum of US$3,600,000.00 to be settled by the issuing of Unsecured Convertible Promissory Notes by the Purchaser or its holding company (the "Promissory Notes").

      The redemption of the Promissory Notes is conditional on the Company being able to raise money from the public on or before 28 March 2005. Failing which, the Vendors have the right to convert the Promissory Notes into common shares of the Purchaser or its holding company, at the price of US$0.50 per share. The terms for the Promissory Notes are attached as per Schedule B. The exercise price for the conversion of the Promissory Notes shall be at US$0.50 of which 7,200,000 common shares to be converted on 28 March 2005.

3.2 a sum of US$2,550,000.00 to be settled by the issuing of new shares of the Purchaser or its holding company (the "New Shares"). The price of the New Shares shall be at US$0.50 per share of which 5,100,000 new shares to be issued on Completion.

3.3 The Vendors have the right to give instruction to the Purchaser to issue the Promissory Notes and common shares to a nominated party(ies).



4.  Completion
    ----------
4.1   This Agreement shall be completed on May 24, 2004.



                                     2.1-5

4.2 As a condition of this Agreement Mr. Kong Lung Cheung as the director of the Company, shall upon Completion adopt such resolutions as may be necessary approving the transaction hereby contemplated and the registration of the Purchaser and/or its nominee(s) as the holder(s) of the Shares subject only to the relevant instrument of transfer being duly presented for registration.

4.3   At  Completion,  the  Vendors  shall  deliver  to  or  to the order of the
Purchaser:

      (a) sold notes in respect of the Shares duly executed by the Vendors in favor of the Purchaser and/or its nominee(s);

      (b) instruments of transfer in respect of the Shares duly executed by the Vendors in favor of the Purchaser and/or its nominee(s); and

      (c) all share certificates in respect of the Shares in the name of the Vendors or evidence satisfactory to the Purchaser that the Shares are beneficially owned by the Vendors and such other documents as may be required by the Purchaser in order to give a good title to the Shares and to enable the Purchaser and/or its nominee(s) to be registered as the holders thereof.

4.4 Against compliance by the Vendors of his obligations in accordance with the provisions of Clauses 4.2 and 4.3, the Purchaser shall issue to the Vendors or as the Vendors may direct such number of Promissory Notes and the New Shares as referred to in Clauses 3.1 and 3.2 above. The Purchaser shall also approve registration of the Vendors and/or its nominees as the holders of the said Promissory Notes and the new common shares of the Purchaser.

5.  Vendor's Warranties
    -------------------
      The Vendors represents warrants and undertakes to the Purchaser that the facts stated in the Recitals are correct and the Vendors has the right, power and authority to sell and transfer the Shares free from all charges, liens, encumbrances, equities and other adverse claims and interests and with all rights attaching thereto upon completion.


6.  Due Diligence Review
    --------------------
      The Purchaser shall be entitled (but not obliged) to carry out a due diligence review and investigation into the affairs of the Company including without limitation to its assets, liabilities, contracts, commitments and business and financial and legal and taxation aspects. In order to facilitate the implementation of such a due diligence review, the Vendors shall exercise its best endeavors to procure that the Purchaser and/or any persons authorized by it will be given all such information, data and documents relating to the Company and such access to such premises and all such books, title deeds, records, accounts and other documentation of the Company as the Purchaser and/or its authorized persons may reasonably request. The due diligence must be completed to Purchaser's satisfaction on or before May 21, 2004.






                                     2.1-6

7.  Further Assurance
    -----------------
      The Vendors shall execute and perform such further documents and acts as the Purchaser may reasonably require effectively to vest the beneficial and registered ownership of the Shares in the Purchaser or (as the case may be) its nominee(s) free from all charges, liens, encumbrances, equities and other adverse claims and interest and with all rights now and hereafter attaching thereto.


8.  Assignment
    ----------
8.1 Neither party shall assign or otherwise transfer any of its rights or obligations under this Agreement to any third party without the prior written consent of the other party.

8.2   Without prejudice to Clause 8.1, this Agreement  shall be binding upon and
enforceable   against  the  respective   successors  and  assigns  and  personal
representatives (as the case may be) of each of the parties.


9.  Entire Agreement
    ----------------
      This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any other commitments agreements promises or understandings written or verbal that the parties may have had prior to the conclusion of this Agreement.


10. Amendment
    ---------
      No provision hereof may be amended waived discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment waiver discharge or termination is sought. No breach of or default under any of the provisions of this Agreement may be waived or discharged except by an instrument in writing signed by or on behalf of the party against whom enforcement of such waiver or discharge is sought.


11. Partial Invalidity
    ------------------
      The illegality invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality validity or enforceability under the laws of any other jurisdiction nor the legality validity or enforceability of any other provision of this Agreement which is capable of severance and which shall continue unaffected.


12. No Waiver
    ---------
      Time shall be of the essence of this Agreement but no failure or delay on the part of the party to require performance by the other party of any provision of this Agreement will operate as a waiver thereof. Any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver



                                     2.1-7
of any continuing or succeeding breach of such provision a waiver of the provision itself or a waiver of any right under this Agreement. Any waiver or consent shall be effective only in the instance and for the purpose for which it is given.


13. Stamp Duty
    ----------
      All or any stamp duty payable on the instruments of transfer and contract notes relating to the sale and purchase of the Shares (if any) shall be borne and paid by the parties in equal shares.


14. Costs and Expenses
    ------------------
      Save as otherwise provided in this Agreement, all expenses incurred by or on behalf of the parties, including fees of agents, representatives, solicitors, accountants and actuaries engaged by the parties in connection with the negotiation, preparation or execution of this Agreement, shall be borne and paid solely by the party who incurred the liability and, for the avoidance of doubt, the Company shall not have any liability in respect of such expenses.


15. Communications
    --------------
15.1 Any notice, consent, approval or other communication (collectively the "communication") under this Agreement shall be made in writing but, unless otherwise stated, may be made by facsimile or letter but, if by facsimile, shall promptly be confirmed by letter.

15.2 Each communication or document to be made or delivered to any party under this Agreement shall be sent to that party at the facsimile number and/or address from time to time designated by that party to the other party for the purpose of this Agreement.

15.3 Any communication or document shall be irrevocable and shall be deemed to have been delivered when dispatched (in the case of any communication made by facsimile) or (in the case of any communication made by letter) when left at that address or (as the case may be) when deposited in the post first class postage prepaid in a duly addressed envelope.


16. Governing Law and Jurisdiction
    ------------------------------
      This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong and each of the parties hereto hereby submits to the non-exclusive jurisdiction of the courts in Hong Kong but it shall be open to any of the parties to enforce this Agreement in the courts of any other competent jurisdiction.

      IN WITNESS whereof this Agreement has been duly executed the date first above written.





                                     2.1-8

SIGNED BY                             )
For and on behalf of FANTASTIC FIESTA )
LIMITED                               )
in the presence of :                  )


SIGNED BY KONG LUNG CHEUNG            )
in the presence of :                  )


SIGNED BY                             )
For and on behalf of RENREN ASSET     )
MANAGEMENT LIMITED                    )
in the presence of :                  )


SIGNED BY                             )
For and on behalf of POWERPOINT       )
MANAGEMENT LIMITED                    )
in the presence of :                  )


SIGNED BY                             )
For and on behalf of ELEPHANT TALK    )
COMMUNICATIONS INC                    )
in the presence of :                  )































                                     2.1-9

Schedule A
----------

            Changes of shareholdings, Convertible Promissory Notes
                   and Shares allotments for the Transaction


                         -----------------------------------------------------------------------
                                     After             After     CPN to be    Shares    No. of
                                     Service           Sales       issued               Shares
    Shareholdings         Existing  Agreement        Agreement      with      Value     to Be
    Changes                  1          2     SOLD      3         Value $               Issued
                         ---------- --------- ----- ------------ ---------- ---------- ---------
Alloted shares           1,000   %  1,000  %        1,000    %
                         -----      -----           -----

Renren Asset Mgmt Ltd.     180  18%              30   150  15.0% $  360,000 $  255,000   510,000

Kong Cheung Lung            50   5%               5    45   4.5%     60,000     42,500    85,000

Fantastic Fiesta Ltd.      770  77%   620 62%   115   655  65.5%  1,380,000    977,500 1,955,000

Powerpoint Mgmt Ltd.                  150 15%   150  (150)-15.0%  1,800,000  1,275,000 2,550,000
Elephant Talk Comm. Inc.                              300  30.0%
                         ---------- ----- --- ----- ----- ------ ---------- ---------- ---------
                  TOTAL  1,000 100%   770 77%   300 1,000 100.0% $3,600,000 $2,550,000 5,100,000
                         ----- ---- ----- --- ----- ----- ------ ---------- ---------- ---------






























                                   Schedule A

Schedule B
----------

No.___
                       ELEPHANT TALK COMMUNICATIONS, INC.

                                   Sample of

                      Unsecured Convertible Promissory Note


                                                       Original Principal Amount
May 24, 2004                                                       US$100,000.00
                                                                   -------------

      ELEPHANT TALK COMMUNICATIONS, INC., a California corporation (the "Company"), for value received, promises to pay to _________________________ (the "Holder"), or its registered assigns, the principal sum of US$100,000.00 (the "Principal Amount"). The Company will pay to the Holder Payments (defined below) of principal and accrued interest thereon at the Interest Rate described in Section 1 below from the date of this Note, or from the most recent Payment Date (defined below) to which interest has been paid (computed daily on the basis of a year of 360 days and the actual number of days elapsed), until the entire Principal Amount and accrued interest have been paid, or until the Maturity Date described below. Payment shall be in the coin or currency of the United State of America which at the time of payment is legal tender for the payment of public and private debts. The Company may, at its option, prepay this
Note in whole or in part, at any time and from time to time, without premium or penalty. All amounts received by Holder hereunder from the Company shall be applied first to accrued interest and, upon the payment of all accrued and unpaid interest, thereafter shall be applied against outstanding principal.

1. Term; Interest Rate. This Note shall have an initial term of one year, during which time interest on the Principal Amount will accrue from the date of this Note at an annual interest rate of 2.5%. In the event that Payments (defined below) during the initial one-year term do not result in payment in full of the entire Principal Amount and all accrued interest thereon, the term of this note shall be extended for an additional year, and interest will then accrue from the first anniversary of the date of this Note until March 31, 2006 (the "Maturity Date"), at an annual interest rate of 4%. Interest shall be computed at the Interest Rate on the basis of a 360-day year of twelve 30-day months.

2. Payments. In the event that the Company shall receive proceeds from a financing through a private or public sale of its securities, rights, convertible notes, bonds or other instruments (each, a "Financing"), this Note shall be redeemable, or partially redeemable, seven (7) days after the Holder provides written notice to the Company demanding redemption (a "Payment Date"). In each such case, the Company shall pay to the Holder an amount that is equal to the product of the equation,

                               0.0278 x (0.95 x A)

where "A" is equal to the amount raised by the Company in such Financing (each such payment amount, a "Payment"). A Payment shall be made directly from the escrow agent for the Financing or by the Company if there is no escrow agent.


                                  Schedule B-1

The person in whose name the Note is registered at the close of business on the last day of the calendar month preceding a Payment Date shall be entitled to receive the Payment on the Payment Date. Payments shall be applied first to accrued interest and, upon the payment of all accrued and unpaid interest, thereafter shall be applied against the outstanding Principal Amount.

On the Maturity Date, the Company shall pay the Holder the entire unpaid portion of the Principal Amount of this Note and all accrued and unpaid interest thereon. The person in whose name the Note is registered at the close of business on the last day of the calendar month preceding the Maturity Date shall be entitled to receive such payment. Subject to the provisions set forth in
Section 3 with respect to the conversion of the Note into common stock of the Company, the Company may prepay or redeem the Note at any time, in whole or in part, prior to the Maturity Date. This Note does not entitle the Holder to any voting or other rights as a shareholder of the Company, or to any other rights whatsoever except those expressly set forth herein. No dividends are payable or will accrue on this Note.

3. Conversion. This Note shall be convertible, in whole or in part, into shares of common stock, no par value, of the Company (the "Common Stock") in the case of an Event of Default (as hereinafter defined) at the conversion price of fifty cents (US$0.50) per share of Common Stock (the "Conversion Price").

4. Subordination. This Note and the indebtedness evidenced hereby are subordinated, to the extent and in the manner set forth below, in right of payment to the prior payment in full of (i) all indebtedness of the Company or its subsidiaries, and all other obligations of the Company or its subsidiaries, including but not limited to guaranty obligations, to any bank, financial institution or other traditional long-term institutional lender such as an insurance company or pension fund, of any kind, outstanding on the date of this Note, and (ii) all renewals, extensions and refundings of any such indebtedness or guarantee of indebtedness, all such indebtedness, guarantees of indebtedness and renewals, extensions and refundings being referred to collectively as the "Senior Debt." The indebtedness evidenced by this Note is not subordinate in right of payment to (and Senior Debt does not include) any indebtedness created or assumed after the date of this Note, and the indebtedness evidenced in this note shall be senior in right of payment to any future Financings.

      (a) Insolvency, etc. Upon any receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization pursuant to bankruptcy laws, sale of all or substantially all of the assets pursuant to dissolution, liquidation or any other marshalling of the Company's assets and liabilities, no amount shall be paid by the Company, and the Holder of the Note shall not be entitled to receive any amount, in respect of the principal of or interest on this Note, until all Senior Debt shall have been paid in full.

      (b) Default on Senior Debt. If a default occurs in the payment of the principal of or interest on any Senior Debt or would occur as a result of payment of principal or interest on the Note, then until the default or potential for default upon such payment is cured no amount shall be paid by the Company, and the Holder of this Note shall not be entitled to receive any amount in respect of the principal or interest on this Note.

      (c) Rights of Holders. The provisions of this section are solely for the purpose of defining the rights of the Holder of this Note in relation to the


                                  Schedule B-2
rights of the holders of Senior Debt, and nothing in this section shall (i) impair, as between the Company, its creditors other than the holders of Senior Debt, and the Holder of this Note, the obligation of the Company, which is unconditional and absolute, to pay to the Holder of this Note the principal of and interest on this Note when due, (ii) affect the rights of the Holder of this
Note in relation to creditors of the Company other than the holders of Senior Debt, or (iii) prevent the Holder of this Note from exercising all remedies otherwise permitted upon default, subject to the rights under this section of the holders of Senior Debt.

5.    Default.

      (a) Events of Default. Each of the following shall constitute an event of default (an "Event of Default") under this Note:

          (1) The  failure to make any  Payment to the  Holder,  as  required by
          Section 2 above, when the same becomes due and payable, and the continuance of such failure for a period of thirty (30) days after such payment becomes due.

          (2) The failure to pay the portion of the Principal Amount of this Note remaining unpaid on the Maturity Date and all accrued and unpaid interest thereon, as required by Section 2 above, when the same becomes due and payable, and the continuance of such failure for a period of thirty (30) days after such payment becomes due.

          (3) The failure on the part of the Company duly to perform or observe any other agreement, covenant, term or condition hereof which nonperformance or nonobservance has continued for a period of ninety
          (90) days after written notice specifying the nonperformance or nonobservance is received by the Company from the holder of the Note.

          (4) Commencement by the Company of a voluntary case or other proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar laws now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, or consent by the Company to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making of a general assignment for the benefit of creditors, or a failure generally to pay its debts as they become due.

          (5) An involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar laws now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) consecutive days.





                                  Schedule B-3

      (b) Remedy: Acceleration and Conversion. Upon the occurrence and continuance of an Event of Default, the Holder of the Note may, by notice in writing to the Company, declare the entire unpaid principal of the Note to be, and all of the unpaid principal of the Note shall then be, forthwith due and payable together with interest accrued thereon. Thereafter, the sole and exclusive remedy of the Holder in the event of nonpayment by the Company shall be conversion of this Note into Common Stock in accordance with Section 3 above.

      (c) Waiver. The Holder of the Note may by written notice to the Company waive any past Event of Default and its consequences. On waiver, the underlying Event of Default shall be deemed cured for all purposes of the Note. No waiver shall extend to a subsequent or other Event of Default, or impair any right consequent thereto.

      (d) Rescission of Acceleration. The Holder of the Note may by written notice to the Company rescind and annul a declaration of acceleration under
Section 4(b) if the Company pays all accrued interest on the Note then outstanding and the unpaid portion of the Principal Amount of the Note then outstanding which have become due otherwise than by the declaration. No rescission and annulment shall extend to a subsequent or other Event of Default, or impair any right consequent thereto.

6. Payment; Waiver. The Company shall make Payments of the Principal Amount and interest on this Note pursuant to the terms of Sections 1 and 2 above. Payment shall be made by check mailed to the registered Holder in accordance with Section 10, without presentment of the Note and without notation of payment being made on the Note. The Company hereby waives grace, notice of intent to accelerate, protest, demand, presentment for payment and diligence in the collection of this Note, and in the filing of suit hereon. It is further agreed that upon this Note becoming due or being declared due and upon the same being placed in the hands of attorneys for collection, collected by suit, or collected through a court of bankruptcy, the Company agrees to pay a reasonable amount as collection or attorneys' fees.

7. Transfer. This Note is transferable only on the books of the Company (at its office or agency to be maintained in the Hong Kong Special Administrative Region of the People's Republic of China) by the registered Holder in person or by his attorney duly authorized in writing, on surrender of this Note properly endorsed. No service charge shall be made for any registration of transfer or exchange of this Note, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer, registration or transfer or exchange.

          THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE LAW. THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE RE-OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND THE STATE SECURITIES ACT OR BLUE SKY ACT OF ANY STATE HAVING JURISDICTION THEREOF OR (B) A PRIOR OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES ACT OR BLUE SKY ACT OF ANY STATE HAVING JURISDICTION WITH RESPECT THERETO.


                                  Schedule B-4

8. Registered Owner. Prior to the presentment for registration of transfer of this Note, the Company and any agent of the Company may treat the registered Holder as the absolute owner of this Note for all purposes, whether or not the
Note is overdue. Neither the Company nor the agent shall be affected by any notice to the contrary (including any notation of ownership or other writing on the Note made by anyone other than the Company).

9. No Recourse. No recourse shall be had for payment of the principal or interest on this Note, or for any claim based hereon against an incorporator, stockholder, officer or director as such (whether past, present or future) of the Company or any successor corporation, either directly through the Company or successor corporation or otherwise, whether by virtue of a constitution, statute or rule of law or by the enforcement of an assessment or penalty or otherwise. All such liability is expressly released and waived by the acceptance of this Note and as part of the consideration for its issuance.

10. Notices; Addresses. All notices to the Holder or to the Company shall be given in writing by first class mail, postage prepaid, addressed: (1) if to the Holder, at its address most recently furnished by it to the Company for that purpose; or (2) if to the Company, at its principal executive offices located at Room 802, 8th floor, 145-149 Yeung Uk Road, Tsuen Wan, New Territories, Hong Kong (Attention: President) or at such other address as the Company may specify by notice to the Holder. Notice shall be deemed given at the time so mailed. A notice by the Company of change of address of its office or agency for any payment on this Note shall be given at least ten business days before the date the change is to become effective, and shall specify such date. Checks may be sent to Holders by first class mail, postage prepaid, to the address indicated in clause (1) and shall be deemed delivered at the time so mailed.

11. Maximum Interest Rate. It is expressly stipulated and agreed to be the intent of the Company and Holder at all times to comply with applicable California law governing the maximum rate or amount of interest payable on or in connection with this Note (or applicable United States federal law to the extent that it permits the Holder to contract for, charge, take, reserve or receive a greater amount of interest than under California law). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note, or if acceleration of the maturity of this Note or any prepayment by the Company results in the Company having paid or the Holder having received any interest in excess of that permitted by law, then it is the express intent of the Company and Holder that all excess amounts theretofore collected by the Holder be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to the Company), and the provisions of this Note immediately be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder. The right to accelerate maturity of this Note or any other indebtedness does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Holder does not intend to collect any unearned interest in the event of acceleration. All sums or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the rate or amount of interest on account of such indebtedness does not exceed the applicable usury ceiling.


                                  Schedule B-5

12. Successors. All the covenants, stipulations, promises, agreements and obligations under this Note by or of the Company shall bind the Company's successors and assigns whether so expressed or not.

13.   Headings.   The  headings  used  in  this  Note  have  been  inserted  for convenience of reference only and do not define or limit the provisions hereof.

14. Governing Law. This Note shall be governed by and construed in accordance with the Laws of the State of California applicable to an agreement executed and performed in such State without giving effect to the conflicts of laws principles thereof; and the courts of such state and the applicable United States District Court shall be the exclusive courts of jurisdiction and venue for any litigation, special proceeding or other proceeding as between the parties that may be brought, or arise out of, in connection with, or by reason of this Agreement. The Holder hereby consents to the jurisdiction of such courts.


Dated as of the 24th day of May, 2004.


                                        ELEPHANT TALK COMMUNICATIONS, INC.



                                        By:
                                          --------------------------------------
                                          Russelle Choi, Chairman and CEO





























                                  Schedule B-6